Exhibit 10.11

350 Fifth Avenue, Suite 7530
New York, NY 10118

9 Cedar Brook Drive
Cranbury, NJ 08512

Tel:  (646) 440-9100
Fax:  (646) 224-9585

November 25, 2020

Carlos Garcia Parada
350 5th Avenue,
Suite 7530
New York, NY 10118

Dear  Carlos,

Rocket Pharmaceuticals, Inc. is pleased to offer you a position as Chief Financial Officer, starting on Janaury 4, 2021, reporting to Gaurav Shah, MD, Chief Executive Officer.  This is a full-time position located at our New York location.

The starting base salary will be $410,000  per year, and you will be eligible for an annual discretionary bonus target of 40% of your base salary.  Your 2021 bonus will be pro rata based on your start date.

You will also have healthcare benefits from the first day of employment, the opportunity to participate in a Rocket-sponsored 401(k) plan with 4% match and immediate 100% vesting, and 17 days of paid vacation annually.  Our schedule of paid holidays includes a Rocket-wide winter break from December 25 – January 1 of each year.

In addition, subject to applicable approval by the Board of Directors, you will be issued stock options to purchase 125,000 common ordinary shares of Rocket Pharmaceuticals, Inc. pursuant to the applicable share option plan and your option agreement.  Employee shares vest over a three year period: 1/3 after one year, and the remaining 2/3 vesting quarterly over the subsequent two years.

Your employment will be “at-will.” This means that either you or Rocket may terminate your employment at any time, with or without notice, and with or without cause.  This letter does not constitute a binding agreement and is not an employment contract, and Rocket may change your terms and conditions of employment at any time.

Your employment at Rocket is contingent upon: (i) your providing proof of your right to work in the United States; (ii) your signing our standard Proprietary Information; Inventions Assignment Agreement; and Non-Solicitation/Non-Competition agreement; and (iii) if requested by Rocket, satisfactory results of a drug test and/or background test.

Please confirm your acceptance of this offer by signing and returning this letter by Monday, November 30, 2020

We look forward to welcoming you to Rocket!

Sincerely,

Gaurav D. Shah, MD

President & CEO,
Rocket Pharmaceuticals, Inc.

Agreed and accepted:

__________________________________________Date: _____

Carlos Garcia Parada